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                                                                    EXHIBIT 10.1


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                               199 RIVERNECK, LLC






           $6,850,000 7.30% Senior Secured Notes due November 2, 2014






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                             NOTE PURCHASE AGREEMENT

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                          Dated as of October 26, 1999



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                               199 Riverneck, LLC
                               199 Riverneck Road
                              Chelmsford, MA 01824


                                                                October 26, 1999


MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY
1295 State Street
Springfield, Massachusetts 01111

Ladies and Gentlemen:

         199 Riverneck, LLC, a Delaware limited liability company (the "Company"), hereby agrees with you as follows. Certain capitalized terms used herein are defined in Section 10.

1.       AUTHORIZATION OF NOTES; SECURITY FOR THE NOTES.

         (a) The Company has authorized the issue and sale of its 7.30% Senior Secured Notes due November 2, 2014 (herein, together with any notes issued in exchange therefor or replacement thereof, called the "Notes") in an aggregate principal amount of $6,850,000. The Notes are to be substantially in the form of
EXHIBIT 1 (a) attached hereto.

         (b) The Notes are to bear interest at a per annum rate of interest of 7.30% and are to be payable in 180 consecutive monthly installments of combined principal and interest. Each of the first 179 installments shall be of equal amount and all such installments together shall be sufficient to retire all principal of and accrued interest on the Notes. The final installment shall be an amount sufficient to retire the then outstanding principal amount of the Notes and all accrued and unpaid interest thereon. The first installment is to be paid on the 30th day following the Closing and the remaining installments shall be paid on the same day of each month thereafter to and including the 180th month following the Closing, on which date the entire unpaid balance of the principal amount of the Notes, together with accrued interest thereon, will be due and payable. Each installment of combined principal and interest shall be applied first to the payment of accrued interest and then to the payment of principal.

         (c) The Notes are to be secured by and entitled to the benefits of first priority perfected liens on all presently-owned and after acquired properties and assets (whether tangible or intangible, whether real, personal or fixtures) of the Company pursuant to (i) a First Mortgage and Security Agreement substantially in the form of EXHIBIT 1 (c) (i) attached hereto (the "Mortgage") from the Company to you covering certain real and personal property and fixtures described therein (collectively, the "Mortgaged Property") and (ii) a Lease Assignment and Agreement substantially in the form of EXHIBIT 1 (c) (ii) attached hereto (the "Assignment") by the Company and Mercury Computer Systems, Inc. ("Mercury") a Massachusetts corporation to you, assigning to you all of the right, title and interest of the Company, as lessor, in, to and under a commercial lease of the Premises (the "Lease") between the Company, as lessor, and Mercury, as lessee, including the rents and other sums payable to the Company thereunder. The holders of the Notes are entitled to the benefits of (1) a Tenant Agreement (subordination, non-disturbance and attornment agreement) executed by the Company, Mercury and you substantially in the form of EXHIBIT 1
(c) (iii) attached hereto (the "Tenant Agreement"), (2) an Environmental Risk Agreement executed by the Company, Mercury and you substantially in the form of



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EXHIBIT 1 (c) (iv) (the "Environmental Risk Agreement"), and (3) a
Representation and Covenant Letter executed by Mercury substantially in the form of EXHIBIT 1 (c) (v) attached hereto (the "Representation Letter").

         (d) The Notes are to be issued under this Agreement.

2. PURCHASE OF NOTES. The Company will issue and sell to you and, subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company, contained and referred to herein and otherwise made by or on behalf of the Company and upon the representations and warranties of Mercury contained in the Representation Letter and otherwise made by or on behalf of Mercury, in connection with the transactions contemplated hereby, you will purchase from the Company, at the Closing specified in Section 3, the principal amount of the Notes specified for purchase by you as set forth in
SCHEDULE I attached hereto, at the purchase price of 100% of the principal amount thereof.

3. CLOSING. The closing of the sale and purchase of the Notes hereunder (the "Closing") shall take place at the offices of Messrs. Choate, Hall & Stewart, Exchange Place, 53 State Street, Boston, Massachusetts at 11:00 A.M., Boston time, on or before November 4, 1999, or on such extended date (not later than November 10, 1999) as you may agree to. At the Closing the Company will deliver to you the Notes to be purchased by you, against payment of the purchase price thereof in immediately available funds in accordance with the wire instructions set forth in EXHIBIT 3 attached hereto. Delivery of the Notes to be purchased by you shall be made in the form of one or more Notes, each dated (and bearing interest from) the date of the Closing and registered in your name or the name or names of any nominee or nominees designated by you. If at the Closing the Company shall fail to tender the Notes to be delivered to you thereat as provided herein, or if at the Closing any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights you may have by reason of such failure or such nonfulfillment.

4. CONDITIONS TO CLOSING. Your obligation to purchase and pay for the Notes is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

         4.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company herein and by Mercury in the Representation Letter and otherwise made by or on behalf of the Company or made by or on behalf of Mercury in any of the other Operative Documents or in connection with the transactions contemplated hereby shall have been correct when made and shall be correct in all material respects at and as of the time of the Closing (after giving effect to the transactions consummated at the Closing).

         4.2      PERFORMANCE; NO DEFAULT.

                  (a) The Company and Mercury shall have (i) performed all agreements and complied with all conditions contained herein and in the other Operative Documents required to be performed or complied with by them, respectively, prior to or at the Closing and (ii) obtained any and all consents and waivers necessary to permit the consummation of the transactions contemplated hereby.

                  (b) At the time of the Closing no condition or event shall exist or have occurred which constitutes, or after notice or lapse of time or both, would constitute an Event of Default and no condition shall exist which has resulted in, or could reasonably be expected to result in a Material Adverse Change.


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         4.3 TITLE TO PROPERTY. The Company shall have good and marketable title to the Mortgaged Property, including good and marketable title (A) in fee simple to all parcels of land (the "Parcels") described in SCHEDULE A to the Mortgage,
(B) to all buildings, structures and improvements then located on the Parcels (the "Improvements"), and (C) to all equipment described in clause (c) of the granting clauses of the Mortgage (in fee simple to the extent that the foregoing constitute real property) and to all other personal property purported to be mortgaged or pledged by the Mortgage (all of the property described in the foregoing clauses (a) to (c), inclusive, constituting Mortgaged Property), subject to no Lien, except the Mortgage and the Permitted Encumbrances.

         4.4 APPRAISALS. You shall have received an appraisal, dated not more than 30 days prior to the Closing, satisfactory in substance and form to you, of an independent real estate appraiser who is a member of the American Institute of Real Estate Appraisers and satisfactory to you, setting forth, in reasonable detail, a determination of the current fair market value (the "Appraised Value") of the Mortgaged Property.

         4.5 COMPLIANCE WITH LOCAL REQUIREMENTS. All certificates, permits and licenses which are necessary to permit the use of the Improvements as they are currently being used and as they are to be used, including, without limitation, a Certificate of Occupancy issued by the Town of Chelmsford, shall have been duly obtained and shall be in full force and effect. The use of the Parcels and the Improvements and the location of the Improvements shall not be (a) except as set forth in Exhibit 4.5, in violation of any applicable zoning or similar statute, ordinance or restriction and any environmental, land use or similar statute, ordinance or restriction and (b) the Improvements shall not have suffered any unrestored damage or destruction.

         4.6      SURVEYS; ENVIRONMENTAL SITE ASSESSMENTS AND REPORTS;

                  (a) You shall have received an ALTA/ALSM survey with respect to each Parcel, satisfactory in substance to you, prepared and certified as of a date within 30 days of the date of the Closing by a surveyor who is licensed as such in The Commonwealth of Massachusetts, showing (i) the exact location and (by metes and bounds) the exact dimensions of such Parcel, (ii) the exact location of the Improvements thereon, (iii) the exact location of all lot and street lines, all means of access to such Parcel, and all utility wires, pipes and other conduits or easements which are appurtenant to or a burden on such Parcel, (iv) the names of all public avenues, streets or alleys abutting such Parcel, (v) no encroachment, right of way or easement relating to such Parcel or any encroachment by any of the Improvements on any adjoining property, or any other defect, except Permitted Encumbrances, and (vi) no other state of facts which would render title to such Parcel unmarketable; (vii) and such other matters such that the survey is sufficient to delete the so-called survey exception from the mortgagees' title insurance to be delivered in accordance with section 4.11.

                  (b) You shall have received an environmental site assessment report dated as of December 22, 1998 and recertified June 22, 1999 and prepared by Aaron & Wright with respect to the Mortgaged Property.

         4.7      MORTGAGE, ETC.

                  (a) The Mortgage and all necessary financing statements shall have been duly authorized, executed and delivered by the Company, and at the time of the Closing the Mortgage shall be in full force and effect. The Mortgage and financing statements, upon appropriate recording, shall create a valid first Lien of record and perfected security interest on and in the

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         Mortgaged Property, subject only to Permitted Encumbrances, and no event shall have occurred and no condition shall exist which constitutes or which would, after notice or lapse of time or both, constitute an Event of Default thereunder or hereunder.

                  (b) At the Closing, the Company shall contemporaneously terminate all pre-existing financing agreements relating to the Mortgaged Property and repay all outstanding Indebtedness for borrowed money thereunder, and all Liens held as security for such pre-existing Indebtedness, other than Permitted Encumbrances, shall be contemporaneously released, terminated and discharged.

         4.8 LEASE. The Lease shall have been duly authorized, executed and delivered by the Company and Mercury, and the Lease shall provide for the unconditional net payment by Mercury of rent and such other amounts due thereunder during the term thereof, such payments to be made (in accordance with Section 7 of the Tenant Agreement) directly by Mercury to you and shall be satisfactory in substance and form to you. At the time of the Closing, (a) the Lease shall be in full force and effect and binding on the parties thereto; (b) Mercury shall be unconditionally obligated to pay the rent and all other amounts payable thereunder in accordance with the terms thereof; (c) neither the Company nor Mercury shall have waived, amended or modified any term thereof or consented to any such waiver, amendment or modification thereof; (d) no prepayment or discount of rent or payment of any advance rent shall have been made thereunder;
(e) there shall exist no offset or defense against the payment of any rent thereunder; and (f) no event shall have occurred and no condition shall exist which constitutes or which would, after notice or lapse of time or both, constitute a default by Mercury under the Lease or of the Company under the Lease.

         4.9 ASSIGNMENT. The Assignment shall have been duly authorized, executed and delivered by the Company, Mercury and you and shall constitute a valid present assignment to you, as security for the Secured Obligations, of the Company's right, title and interest in, to and under the Lease, including the rents and other sums payable to the Company thereunder, and at the time of the Closing the Assignment shall be in full force and effect and no default shall exist thereunder.

         4.10 RECORDATION, TAXES, ETC. The Mortgage shall have been duly recorded or filed for recordation, and financing statements with respect thereto shall have been duly filed, in such manner and in such places as are required to establish, preserve and protect the lien of the Mortgage as a valid direct first lien of record and perfected security interest on the Mortgaged Property, subject only to Permitted Encumbrances. A Notice of Lease shall have been duly recorded or filed for recordation and, where appropriate, financing statements with respect thereto shall have been duly filed, in such manner and in such places as are required to establish, preserve and protect the rights of the parties thereto and their respective successors and assigns. The Assignment shall have been duly recorded or filed for recordation and, where appropriate, financing statements with respect thereto shall have been duly filed, in such manner and in such places as are required to establish, preserve and protect the lien of the Assignment as a valid present assignment of the Company's right, title and interest in, to and under the Lease, including the rents and other sums payable to the Company thereunder. All taxes, fees and other charges in connection with the execution, delivery and recording or filing for recordation of the Mortgage, the Lease (or appropriate instruments with respect thereto) the Assignment and the Tenant Agreement and financing statements with respect thereto and the issuance and sale of the Notes shall have been duly paid in full.

         4.11 TITLE INSURANCE. You shall have received a title insurance policy or policies in the current form of the American Land Title Association Loan Policy, with all standard exceptions deleted, with respect to all Parcels included in the Mortgaged Property, issued by a title insurance company satisfactory to you, dated the date of the Closing and satisfactory in substance and form to you, insuring

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your interest under the Mortgage as a valid and enforceable first Lien of record on such Parcels, subject only to Permitted Encumbrances, in an aggregate principal amount not less than the aggregate principal amount of the Notes issued and sold at the Closing hereunder.

         4.12 CASUALTY AND LIABILITY INSURANCE. You shall have received a Compliance Certificate from the Company, and an Officers' Certificate from Mercury, each dated the date of the Closing and reasonably satisfactory in substance and form to you, certifying to the existence of the insurance, with insurance companies satisfactory to you, required by Section 1.12 of the Mortgage and Section 3.2.4.1 through and including 3.2.4.6 of the Lease and the payment of all premiums due thereon. The originals of the policies evidencing such insurance (or certificates therefor issued by the insurers) shall have been delivered to you.

         4.13 TENANT AGREEMENT. The Tenant Agreement shall have been duly authorized, executed and delivered by the Company and Mercury and, at the time of the Closing, the Tenant Agreement shall be in full force and effect and binding upon the Company and Mercury.

         4.14 ENVIRONMENTAL RISK AGREEMENT. The Environmental Risk Agreement shall have been duly authorized, executed and delivered by the Company and Mercury and, at the time of the Closing, the Environmental Risk Agreement shall be in full force and effect and binding upon the Company and Mercury.

         4.15 REPRESENTATION LETTER. The Representation Letter shall have been duly authorized, executed and delivered by Mercury and, at the time of Closing, the Representation Letter shall be in full force and effect and binding upon Mercury.

         4.16 TANGIBLE NET WORTH OF MERCURY. Mercury shall have a minimum Tangible Net Worth, as of the date of the Closing (after giving effect to the transaction contemplated hereby), of $54,450,000.

         4.17     COMPLIANCE CERTIFICATES.

                  (a) You shall have received a Compliance Certificate from the Company, dated the date of the Closing, (i) certifying that all of the conditions specified in Sections 4.1, 4.2, 4.3, 4.5, 4.8, 4.9, 4.10,
         4.11 (regarding delivery of a title insurance commitment), 4.12, 4.13,
         4.14 and 4.15 have been fulfilled.

                  (b) You shall have received an Officer's Certificate from Mercury, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2, 4.8, 4.9, 4.10, 4.12, 4.13, 4.14, 4.15
         (in each case with respect to Mercury) and 4.16 have been fulfilled and providing the calculation of Mercury's Tangible Net Worth as of the date of the Closing together with all supporting information reasonably requested by you in order to confirm such calculation.

         4.18 OPINIONS OF COUNSEL. At the Closing, you shall have received a favorable opinion addressed to you dated the date of the Closing, in substance and form satisfactory to you and your special counsel from Messrs. Hutchins, Wheeler & Dittmar, a professional corporation, (a) as counsel to the Company addressing due execution, authorization, delivery and enforceability of the Operative Documents executed by the Company and zoning, environmental and land use laws, rules and regulations regarding the use and operation of the Mortgaged Property and (b) as counsel to Mercury addressing due execution, authorization, delivery and enforceability of the Operative Documents executed by Mercury.

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         4.19 OPINIONS OF YOUR SPECIAL COUNSEL. At the Closing, you shall have received a favorable opinion, addressed to you dated the date of the Closing, from your special counsel, Messrs. Choate, Hall & Stewart, substantially in the form of EXHIBIT 4.18 attached hereto.

         4.20 REQUIRED CONSENTS AND APPROVALS. The Company and Mercury shall have obtained all necessary consents, approvals and authorizations of any governmental, administrative agency, or other Person to any of the transactions contemplated hereby and each of the same shall be in full force and effect.

         4.21 LEGAL INVESTMENT; CERTIFICATE. Your purchase of the Notes hereunder shall be permitted under the laws and regulations of any jurisdiction to which you are subject and, if requested by you, you shall have received a Compliance Certificate, dated the date of Closing, and/or an Officer's Certificate, certifying as to such matters of fact as you may request to enable you to determine whether your purchase is so permitted.

         4.22 SALE AND PURCHASE NOT FORBIDDEN BY LAW. The offer, issue, sale and delivery of the Notes by the Company and the purchase thereof by you at the Closing shall not be prohibited by and shall not subject you to any tax, penalty, liability or other onerous condition under or pursuant to any law, statute, rule or regulation.

         4.23 PAYMENT OF TRANSACTION COSTS. The Company shall have paid by wire transfer in accordance with the wire instructions attached hereto all fees, expenses and disbursements incurred by you at or prior to the time of the Closing in connection with the transactions contemplated hereby, including, without limitation, the reasonable fees, expenses and disbursements of your special counsel.

         4.24 PROCEEDINGS AND DOCUMENTS. All limited liability company and other proceedings by the Company and all corporate and other proceedings by Mercury in connection with the transactions contemplated hereby and all documents, certificates, opinions and instruments incident to such transactions shall be satisfactory in form and substance to you and your special counsel, and you and your special counsel shall have received all such executed counterparts or conformed copies thereof as you or they may reasonably request.

         4.25 SIMULTANEOUS CLOSING. The satisfaction of each of the conditions precedent and the purchase and sale of the notes under that certain note purchase agreement between Riverneck Road, LLC and you dated the date hereof must occur simultaneously with the purchase and sale of the Notes hereunder.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants that:

         5.1 ORGANIZATION, STANDING, ETC. OF THE COMPANY; BUSINESS; MEMBERSHIP UNITS.

                  (a) The Company is a limited liability company duly organized and validly existing under the laws of the State of Delaware and qualified to do business in The Commonwealth of Massachusetts, with powers adequate for the making and performing of each of the Operative Documents and for the consummation of the transactions contemplated thereby, for issuing and securing the Secured Obligations, for owning its properties and for the carrying on of the business now conducted and presently proposed to be conducted by it. The Company's only member is Mercury. The Company's managing member is Mercury. The Company has engaged in no business activities other than those incidental to its organization and to the ownership, use and operation of the Mortgaged Property. A complete and correct copy of the Company's Operating Agreement (the "Operating Agreement") is annexed hereto as EXHIBIT

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         5.1(a) The Certificate of Formation of the Company has been filed or recorded in the office of the Secretary of State of Delaware, this being the only place where the Certificate of Formation is required by law to be filed or recorded for the organization of the Company. The Company has made all necessary filings under all fictitious name statutes.

                  (b) There are no outstanding rights, options, warrants or agreements for the purchase from, or the sale or issuance by, the Company of any membership interests or securities convertible into or exchangeable for any such membership interests. All of the outstanding membership interests in the Company are validly issued and outstanding, fully paid and non-assessable, and not subject to any pre-emptive rights.

                  (c) The Company has no Subsidiaries and the Company is not a partner or joint venturer in any partnership or joint venture.

                  (d) The execution, delivery and performance of each of the Operative Documents to be executed and delivered by the Company in connection with the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and each constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

         5.2 QUALIFICATION. The Company is not, as a result of the properties it owns or leases or the business it conducts, required to qualify as a foreign limited liability company in any jurisdiction other than The Commonwealth of Massachusetts.

         5.3 FINANCIAL STATEMENTS OF THE COMPANY; SOLVENCY.

            (a) The Company is and, after giving effect to the transactions contemplated hereby, shall be Solvent.

         5.4 CHANGES IN FINANCIAL CONDITION OF COMPANY , ETC. Since December 31, 1998: (a) there has been no change in the assets, liabilities or financial condition of the Company, other than changes in the ordinary course of business which changes in the ordinary course have not been, in any single case or in the aggregate, materially adverse; (b) there has been no Material Adverse Change; and (C) the Company has not entered into any material transaction outside of the ordinary course of business, except as contemplated by this Agreement.

         5.5 TAX RETURNS AND PAYMENTS. The Company has filed all tax returns required by law to be filed and has paid all taxes, assessments and other governmental charges levied upon its properties, assets, income or franchises, other than those not yet delinquent. The Federal income tax liability on account of the income of the Company has been finally determined by all applicable governmental authorities through the fiscal year ended December 31, 1998. The Company has not executed any waiver or waivers that would have the effect of extending the applicable statute of limitations in respect of income tax liabilities. The charges, accruals and reserves in the financial statements of the Company in respect of any taxes for all fiscal periods are adequate, and the Company does not know of any unpaid assessments for additional taxes for any fiscal period or of any basis therefor. The Company has furnished each of its members with all applicable notices relating to taxes, including Forms K-1 for all tax years including, without limitation, for the tax year ending December 31, 1998.

         5.6 INDEBTEDNESS, LIENS AND INVESTMENTS. EXHIBIT 5.6 attached hereto correctly describes as of the date hereof (a) all Indebtedness of the Company including, without limitation, all Capital Leases outstanding, (b) all mortgages, pledges, liens, security interests, leases, charges and encumbrances to which any of the properties and assets of the Company are subject, and (C) all Investments of the Company.

         5.7 TITLE TO PROPERTIES; LIENS. The Company has good and marketable title to all of its respective properties and assets, including, without limitation, the Mortgaged Property, except properties and assets disposed of in the ordinary course of business, and none of such properties or assets is subject to any material mortgage, pledge, lien, security interest, lease, charge or encumbrance except as described in EXHIBIT 5.7. None of the properties or assets the value of which is reflected in such balance sheet is held under or subject to any lease (except for leasehold improvements, which have been or are being amortized over a period not exceeding the term of the lease in question) or as conditional vendee under any conditional sale or other title retention agreement other than the Lease. The Company is not a lessee under any lease. The only lease under which the Company is a lessor is the Lease and the only lessee of any properties owned by the Company is Mercury. The only sublease Mercury has entered into is the Cresent Sublease.

         5.8      LITIGATION, ETC.

                  (a) There are no actions, suits or proceedings pending, or to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbiter of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

                  (b) The Company is not in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbiter or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

         5.9      VALID AND BINDING; COMPLIANCE WITH OTHER INSTRUMENTS, ETC.

         (a) This Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid and legal binding obligation of the Company enforceable against the Company in accordance with its terms. Each of the other Operative Documents including, without limitation, the Notes, to which the Company is a party has been duly authorized by the Company, and, when executed and delivered, will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms. The provisions of the Operative Documents are effective to create in favor of and for the benefit of the holders of the Notes, legal, valid and enforceable Liens in and on all of the right, title and interest of the Company in the Mortgaged Property. At the Closing, by virtue of the recording and filing of the Mortgage, Assignment, and financing statements in the applicable offices, all of which recordings and filings have been made and are in full force and effect, there have created in favor of such holders fully perfected first and prior Liens in and on all right, title and interest of the Company in the Mortgaged Property, subject to no other Liens or claims of any other Person other than the Permitted Encumbrances. No other filing or action is required in order to perfect your Lien in the Mortgaged Property.

         (b) The Company is not in violation of its Charter Documents. The Company is not in violation of any agreement, instrument, judgment, decree, order, statute, or governmental rule or regulation applicable to the Company (including, without limitation, applicable statutes or governmental rules, regulations and orders relating to hazardous wastes or materials, environmental, safety and other similar standards or controls), in any way which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, operations, affairs or condition of the Company; and the execution, delivery and performance of each of the Operative Documents will not result in any such violation or be in conflict with or constitute a default under any such term, or result in the creation of any Lien (other than those created by the Mortgage, the Lease and the Assignment) upon any of the properties or assets of the Company pursuant to any such term. There is no such term which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, operations, affairs or condition of the Company. The Company is not a party to or bound by any ordinance or agreement, deed, lease or other instrument, or subject to any agreement or certificate, charter, by-law or other similar restriction which is so unusual or burdensome as to materially and adversely affect or impair the business, assets or financial condition of the Company.

         5.10 ERISA. The Company has not sponsored, established or been obligated to contribute to any pension or profit-sharing plan or other plan or arrangement subject to ERISA.

         5.11 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of, or declaration or filing with, any Person, including, without limitation any Governmental Authority, is required as a condition precedent to the valid execution, delivery and performance of each of the Operative Documents or the valid offer, issue, sale and delivery of the Notes as contemplated hereby and thereby. No such consent, approval, authorization, declaration or filing was or is required in connection with the consummation of any of the transactions contemplated by the Operative Documents other than the filing of financing statements relating to the security interests granted by the Mortgage and the recording of the Mortgage, a Notice of Lease, the Assignment, the Tenant Agreement and the filing of such financing statements.

         5.12 PATENTS, TRADEMARKS, ETC. The Company has all patents, trademarks, service marks, trade names, copyrights and licenses, or rights with respect to the foregoing, as are adequate in the opinion of the Company for the conduct of its business as now conducted, without any known conflict with the rights of others.

         5.13 FRANCHISES, LICENSES, ETC. The Company validly holds all certificates, franchises, licenses, permits and authorizations from governmental political subdivisions or regulatory authorities, free from unduly burdensome restrictions or conditions of an unusual character, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets or for the conduct of its business, and the Company is not in violation of any thereof in any respect which may (so far as the Company can now foresee) materially adversely affect the business, operations, affairs or condition of the Company and its assets.

         5.14 OFFER OF NOTES. Neither the Company nor anyone acting on its behalf has directly or indirectly offered the Notes or any part thereof for issue or sale to, or solicited any offer to buy any of the same from, anyone other than you. Neither the Company nor anyone acting on its behalf has taken or will take any action which would bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended, or the registration or qualification provisions of any applicable blue sky or other securities laws.

         5.15 INVESTMENT COMPANY ACT STATUS. The Company is not an "investment company" or a company "controlled" by an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended, or an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

         5.16 VOTING PROVISIONS. Neither the Charter Documents of the Company nor any other agreement, document or instrument binding on or applicable to the Company or its members contains any provision requiring a higher voting requirement with respect to action taken (and/or to be taken) by the members of the Company than that which would apply in the absence of such provision.

         5.17 FOREIGN CREDIT RESTRAINTS. Neither the consummation of the transactions contemplated by the Operative Documents nor the use of the proceeds of the sale of the Notes will violate any provision of any applicable statute, regulation or order of, or any restriction imposed by, the United States of America or any authorized official, board, department, instrumentality or agency thereof relating to the control of foreign or overseas lending, investment or business.

         5.18 BROKERS, ETC. Neither the Company nor any Person acting on its behalf has dealt with any broker, finder, commission agent or other Person other than Corporate Finance Advisers, Inc. in connection with the sale of the Notes and the transactions contemplated by this Agreement and the Company is under an obligation to pay a broker's fee, finder's fee or commission in connection with such transactions to Corporate Finance Advisors, Inc. and to no other Person.

         5.19 DISCLOSURE. Neither this Agreement nor any of the other Operative Documents nor any other document, certificate or written statement furnished including, without limitation, the financial statements referred to in section 5.3, to you by or on behalf of the Company in connection with the transactions contemplated by the Operative Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading in the light of the circumstances under which such statements were made. There is no fact known to the Company which materially adversely affects or in the future (so far as the Company can now foresee) could reasonably be expected to result in a Material Adverse Change which has not been set forth in this Agreement or in the other Operative Documents.

         5.20 YEAR 2000 COMPLIANCE. The Company currently expects that all computer and automated systems of the Company that are material to its business and operations as now conducted will be Year 2000 Compliant on a timely basis, except where a failure to be Year 2000 Compliant could not reasonably be expected to result in a Material Adverse Change.

6.       USE OF PROCEEDS.

         (a) The proceeds of the sale of the Notes will be used on the date of the Closing for the purposes and paid to the Persons set forth on EXHIBIT 6 attached hereto.

         (b) The Company does not own and will not use any part of the proceeds of the sale of the Notes for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U (12CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called a "margin security") or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might constitute the transactions contemplated by the Operative Documents a "purpose credit" within the meaning of said Regulation U or cause this Agreement or any of the other Operative Documents to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or any other applicable law, statute, regulation, rule, order or restriction or for the purpose of buying of carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12CFR Part 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12CFR Part 220).

7. BOOKS OF ACCOUNT; FINANCIAL STATEMENTS; ADDITIONAL INFORMATION; INSPECTION; ENVIRONMENTAL REPORT.

         (a) The Company will at all times keep proper books of record and account in which full, true and correct entries shall be made of all dealings or transactions in relation to the Notes and the Lease and the properties, business and affairs of the Company in accordance with generally accepted accounting principles.

         (b) The Company will furnish to you in duplicate, so long as you shall be obligated to purchase Notes hereunder or shall hold any of the Notes, and each other holder from time to time of the Notes:

                  (i) As soon as available, and in any event within 60 days after the end of the first, second and third quarterly fiscal periods of each fiscal year of the Company, a certificate of the managing member of the Company, to the effect that the managing member has reviewed the provisions of each of the Operative Documents and has no knowledge of any Event of Default or any condition, event or set of facts which constitutes or, after notice or lapse of time or both, would constitute an Event of Default, or if such is not the case, specifying the same, the nature thereof and what action the Company has taken, is taking and proposes to take with respect thereto.

                  (ii) As soon as available, and in any event within 90 days after the end of each fiscal year of the Company, a certificate of the managing member of the Company, to the effect that during such fiscal year and as at the date of such certificate (i) there has been no change in the assets, liabilities or financial condition of the Company, other than changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse; (ii) there has been no Material Adverse Change; and (iii) the Company has not entered into any material transaction outside of the ordinary course of business, except as contemplated by this Agreement, and further stating its managing member has reviewed the provisions of each of the Operative Documents and has no knowledge of any Event of Default or any condition, event or set of facts which constitutes or, after notice or lapse of time or both, would constitute an Event of Default, or, if such is not the case, specifying such default, the nature thereof and what action the Company has taken, is taking and proposes to take with respect thereto.

                  (iii) Immediately upon acquiring knowledge thereof, written notice of any claim, proceeding or dispute involving the Mortgaged Property or any part thereof or interest therein or against the Company (or as to which the Company is a party) if the amount involved exceeds $250,000 or the matter would, if adversely determined, result in a Material Adverse Change.

                  (iv) Immediately upon acquiring knowledge thereof whatsoever, written notice of (i) the existence of any Event of Default or any condition, event or set of facts which constitutes or, after notice or lapse of time or both, would constitute an Event of Default, or (ii) the fact that the holder of any Note or any other Indebtedness of the Company or anyone else has given notice (or taken any other action) with respect to a claimed default or Event of Default, specifying in the case of both clauses (i) and (ii) the nature of the Event of Default, condition, event, set of facts or fact and what action the Company or, to the knowledge of the Company any other Person has taken, is taking and proposes to take with respect thereto.

                  (v) Immediately upon acquiring knowledge thereof, written notice of any condition or event which has resulted or would likely result in (i) a Material Adverse Change, or (ii) a breach of or noncompliance with any material term, condition or covenant contained herein or in any of the other Operative Documents or in any other material contract which relates to the Mortgaged Property or to which the Company is a party or by which it or its properties are or may be bound.

                  (vi) Promptly upon receipt thereof, copies of all reports (including, without limitation, audit reports and so-called management letters) or written comments submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit in respect of the financial statements or the accounts of the Company made by such accountants.

                  (vii) Such other information relating to the Company and/or the Mortgaged Property as from time to time may reasonably be requested.

8. INSPECTION. The Company will permit any Person designated by you in writing, on reasonable notice and at the Company's expense, to visit and inspect any of the properties of the Company, to examine its books of account (and to make copies thereof and take extracts therefrom) and other records, and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its members and independent certified public accountants, all at such reasonable times and intervals as you may desire.

9.       PREPAYMENT OF NOTES.

         9.1 RESTRICTION ON PREPAYMENT OF NOTES. No prepayment of the Notes may be made except as expressly permitted by this Section 9.

         9.2 OPTIONAL PREPAYMENT WITH PREMIUM. At any time or from time to time, the Company may, at its option, upon notice as provided in Section 9.5, prepay all or any part of the Notes in an integral multiple of $100,000 and a minimum of the greater of (i) $500,000 and (ii) five percent (5%) of the principal amount outstanding at the time the prepayment is to be made, or such lesser amount of the principal of the Notes as shall be then outstanding, upon the concurrent payment of an amount equal to the Make Whole Amount.

         9.3 PREPAYMENT OF NOTES WITHOUT PREMIUM ON ACCOUNT OF DAMAGE, DESTRUCTION OR TAKING AND FROM PROCEEDS OF TITLE INSURANCE. All amounts representing:

                  (a) insurance proceeds on account of damage to or destruction of any part of the Mortgaged Property or awards or compensation on account of any taking by condemnation or eminent domain proceedings of any part of the Mortgaged Property, or

                  (b) proceeds of title insurance received on account of any loss with respect to any part of the Mortgaged Property,

and which are to be applied to the prepayment of the Notes pursuant to Section
2.05 of the Mortgage shall be applied to the prepayment, without Premium, of an aggregate principal amount of the Notes equal to the aggregate amount of such proceeds.

         9.4 ALLOCATION AND APPLICATION OF PARTIAL PREPAYMENTS. In the case of each prepayment of less than all of the principal amount of the Notes then outstanding, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment, with adjustments, to the extent practicable, to compensate for any prior prepayments not made exactly in such proportion. Each partial prepayment of the Notes pursuant to Section 9.2 or 9.3 shall be applied to the payment of principal of the Notes, and the equal monthly installments of combined principal and interest ("Installment Payments") on the Notes payable after the date of such partial prepayment shall be reduced and recalculated so that upon the due payment of all such Installment Payments through October 26, 2014 there shall have been paid to the holders of the Notes all of the principal amount of the Notes, together with all interest accrued and unpaid thereon through such date.

         9.5 NOTICE OF PREPAYMENT, ETC. In the case of each prepayment of the Notes, the Company will give written notice thereof to each holder of the Notes, specifying (a) the date fixed for such prepayment, (b) the aggregate principal amount of the Notes to be prepaid on such date, (c) the principal amount of the Notes held by each such holder to be prepaid on such date, (d) the Section of this Agreement or the Mortgage pursuant to which such prepayment is to be made and (e) an estimation (based upon an assumed Treasury Rate) of the Premium, if any, applicable to such prepayment, such notice to demonstrate the calculation of any Premium to your reasonable satisfaction. Such notice shall be given not less than 30 nor more than 45 days prior to the date fixed for such prepayment.

         9.6 AMORTIZATION SCHEDULES. Prior to each prepayment of less than all of the principal amount of the Notes then outstanding, the Company will deliver to the holder of each Note then being partially prepaid a revised amortization schedule with respect to each such Note, satisfactory in substance and form to each such holder, setting forth the amounts of the principal and interest (and the amount of each Installment Payment and the amount of the installment due at the scheduled maturity of the Notes) to be paid on the Notes after the date of such partial prepayment to and including the maturity date thereof, so that upon the due payment of all such amounts the entire principal amount of the Notes, together with all interest accrued thereon, shall have been paid in full.

         9.7 MATURITY; SURRENDER, ETC. In the case of each prepayment, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. Any Note prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

         9.8 PURCHASE OF NOTES. The Company will not, and will not permit any Affiliate of the Company or Mercury to, directly or indirectly, purchase or otherwise acquire any of the outstanding Notes except (a) by way of payment or prepayment in accordance with the provisions of this Agreement and of the Mortgage, or (b) pursuant to an offer made by the Company pro rata and on the same terms to each holder of the Notes at the time outstanding.

10.      DEFINITIONS.

         10.1 DEFINITIONS OF CAPITALIZED TERMS. The terms defined in this
Section 10.1, whenever used and capitalized in this Agreement, shall, unless the context otherwise requires, have the following respective meanings:

         "AFFILIATE" of any Person shall mean any other Person which, directly or indirectly, controls or is controlled by or is under common control with such first-mentioned Person and, without limiting the generality of the foregoing, shall include (a) any Person beneficially owning or holding 5% or more of any shares or a class of voting securities or voting interests of such first-mentioned Person or (b) any other Person of which such first-mentioned Person owns or holds 5% or more of any shares or a class of voting securities. For the purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of any shares or interests or a class of voting securities or interests or by contract or otherwise; PROVIDED, that in no event shall the fact that a Person is a holder of Indebtedness of such Person be considered to enable such Person to direct or cause the direction of the management and policies of such Person.

         "APPRAISED VALUE" shall have the meaning specified in Section 4.4.

         "ASSIGNMENT" shall have the meaning specified in Section 1 and shall include the Assignment as from time to time amended or supplemented.

         "CAPITAL LEASE" shall mean any lease or similar arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder are required to be capitalized and shown as liabilities upon a balance sheet of such lessee or obligor prepared in accordance with generally accepted accounting principles.

         "CHARTER DOCUMENTS" shall mean the operating agreement, limited liability agreement or such other document which sets forth the rights and obligations of the members and the certificate of formation.

         "CLOSING" shall have the meaning specified in Section 3.

         "CODE" or "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings thereunder.

         "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency from time to time administering the Exchange Act.

         "COMPANY" shall mean 199 Riverneck, LLC, a Delaware limited liability company.

         "COMPLIANCE CERTIFICATE" shall mean a certificate signed on behalf of the Company by the managing member.

         "DERIVATIVE TRANSACTION" shall mean (a) any rate, basis, commodity, currency, debt or equity swap; (b) any cap, collar or floor agreement; (c) any rate, basis, commodity, currency, debt or equity exchange or forward agreement;
(d) any rate, basis, commodity, currency, debt or equity option; (e) any other similar agreement; (f) any option entered into any of the foregoing; (g) any master agreement or other agreement providing for any of the foregoing; and (h) any combination of the foregoing.

         "ENVIRONMENTAL LAWS" shall have the meaning in the Environmental Risk Agreement.

         "ENVIRONMENTAL RISK AGREEMENT" shall have the meaning specified in
Section 1 and shall include the Environmental Risk Agreement as from time to time amended or supplemented.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings thereunder.

         "ERISA AFFILIATE" shall mean each trade or business (whether or not incorporated) that, together with a Person, would be treated as a single employer with such Person under section 4001(b) of ERISA, or that is a member of a group of which such Person is a member and that is a controlled group within the meaning of section 4971(e)(2)(B) of the Code.

         "EVENT OF DEFAULT" shall have the meaning specified in Section 11.

         "EXCHANGE ACT" shall mean the Securities and Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

         "GOVERNMENTAL AUTHORITY" means (a) the government of (i) the United States of America or any state or other political subdivision thereof, or (ii) any jurisdiction in which the Company conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

         "GUARANTY" of any Person shall mean any obligation of such Person guaranteeing, directly or indirectly, any Indebtedness, liability or other obligation of any other Person in any manner, but in any event including all endorsements (other than for collection or deposit in the ordinary course of business), all discounts with recourse and all obligations incurred through an agreement, contingent or otherwise, (a) to purchase the obligations of any other Person or any security therefor or to advance or supply funds for the payment or purchase of such obligations, or (b) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell transportation or services, primarily for the purpose of enabling the obligor to make payment of such obligations or to assure the owner of such obligations against loss, regardless of the delivery or non-delivery of the property, products, materials or supplies or the furnishing or non-furnishing of the transportation or services, or (c) to provide funds for the payment of, or obligating such Person to make, any loan, advance, capital contribution or other investment in the obligor for the purpose of assuring a minimum equity, asset base, working capital or other balance sheet condition for any date or to provide funds for the payment of any obligation, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in the obligor.

         "IMPROVEMENTS" shall have the meaning specified in Section 4.3.

         "INDEBTEDNESS" of any Person shall mean all indebtedness, liabilities and other obligations of such Person (other than items of shareholders' equity) which would, in accordance with generally accepted accounting principles, be classified upon a balance sheet of such Person as liabilities of such Person, but in any event including:

                  (a) all Guaranties of such Person;

                  (b) all indebtedness, liabilities and other obligations secured by any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations;

                  (c) all indebtedness, liabilities and other obligations of such Person arising under any conditional sale or other title retention agreement, whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property;

                  (d) all indebtedness, liabilities and other obligations arising in connection with Derivative Transactions, letters of credit, bankers' acceptances or other credit enhancement facilities; and

                  (e) the amount of the obligation required to be recorded by the lessee in respect of any Capital Lease under which such Person is lessee.

         "INSTALLMENT PAYMENTS" shall have the meaning specified in Section 9.4.

         "INVESTMENT" shall mean any investment made by stock purchase, capital contribution, loan, advance, acquisition of Indebtedness, Guaranty, or otherwise.

         "LEASE" shall have the meaning specified in Section 1 and shall include the Lease as from time to time amended or supplemented.

         "LIEN" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or otherwise) preference, priority, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property and any lease having substantially the same effect as any of the foregoing.

         "MAKE WHOLE AMOUNT" shall mean at any time with respect to any prepayment or payment (whether on account of acceleration or otherwise) of the Notes, to the extent that the Treasury Rate plus 75 basis points at such time is lower than the per annum rate of interest borne by the Notes, the excess of (a) the present value of the principal and interest payments on and in respect of the Notes being prepaid or paid, as the case may be, that would otherwise become due and payable (without giving effect to such prepayment or payment) (including the final payment on the maturity date of the Notes), discounted on a monthly basis at a rate which is equal to the Treasury Rate plus 75 basis points over
(b) the principal amount of the Notes being prepaid or paid, as the case may be. To the extent that the Treasury Rate plus 75 basis points at the time of such payment is equal to or higher than the per annum rate of interest borne by the Notes, the Make Whole Amount is zero.

         "MATERIAL ADVERSE CHANGE" shall mean a material adverse change in or effect upon any of (a) the condition (financial or otherwise), business, performance, operations, properties, profits or prospects of the Company or any of its Subsidiaries or Mercury or any of its Subsidiaries, the effect of which will, or could reasonably be expected to, adversely affect the ability of the Company or Mercury to perform their obligations under the Operative Documents,
(b) the legality, validity or enforceability of any of the Operative Documents including, without limitation, the validity, enforceability, perfection and priority of any Liens created by the Security Documents or (c) the rights and remedies of any holder of Notes with respect thereto.

         "MERCURY" shall have the meaning specified in Section 1.

         "MORTGAGE" shall have the meaning specified in Section 1 and shall include the Mortgage as from time to time amended or supplemented.

         "MORTGAGED PROPERTY" shall have the meaning specified in Section 1. (see also Section 4.3)

         "NET INCOME" shall mean, for any Person, for any period, the net income, excluding all extraordinary, unusual, nonrecurring and/or nonoperating items, of such Person, for such period, determined in accordance with generally accepted accounting principles.

         "NET WORTH" of any Person shall mean, at any date, the sum of (a) the capital stock, in the case of a corporation, or membership units, in the case of a limited liability company, (excluding treasury stock or units and capital stock or membership units subscribed and uninsured) and (b) surplus (including retained earnings, additional paid-in capital and the balance of the current profit and loss amount not transferred to surplus) of such Person at such date, determined in accordance with generally accepted accounting principles.

         "NOTES" shall have the meaning specified in Section 1.

         "OFFICER'S CERTIFICATE" shall mean a certificate signed on behalf of Mercury by its President or Treasurer.

         "OPERATING AGREEMENT" shall have the meaning specified in Section 5.1.

         "OPERATIVE DOCUMENTS" shall mean this Agreement, the Notes, the Mortgage, the Assignment, the Environmental Risk Agreement, the Tenant Agreement, the Representation Letter and the Lease and each of the other agreements, documents and instruments executed in connection herewith and therewith, each as may from time to time be amended, modified or supplemented.

         "PARCELS" shall have the meaning specified in Section 4.3.

         "PERMITTED ENCUMBRANCES" shall have the meaning specified in Article VI of the Mortgage.

         "PERSON" shall mean an individual or corporation, a partnership or joint venture, a business, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.

         "PLAN" shall mean an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or has been established or maintained or to which contributions are or have been made or are required to be made by the Company, or Mercury or any ERISA Affiliate, as the case may be, with respect to which the Company, or Mercury or any ERISA Affiliate may have any liability.

         "PREMISES" shall have the meaning specified in the Lease.

         "PREMIUM" shall mean the Make-Whole Amount and any other payment in the nature thereof required to be paid on the Notes.

         "REPRESENTATION LETTER" shall have the meaning specified in Section 1 and shall include the Representation Letter as from time to time amended or supplemented.

         "REQUIRED HOLDERS" as applied to describe the requisite holder or holders of any class of Notes shall mean, at any date, the holder or holders of 51% or more in aggregate principal amount of all Notes at the time outstanding (excluding all Notes at the time owned by the Company or any Affiliate of the Company or Mercury).

         "SECURED OBLIGATIONS" shall mean:

                  (a) principal of and Premium, if any, and interest on and fees and other amounts payable with respect to the Notes; and

                  (b) any and all other Indebtedness and obligations under any of the Operative Documents on the part of the Company or under any other agreement, document or instrument relating thereto, all as supplemented or amended from time to time and in each case whether now existing or hereafter arising.

         "SOLVENT" shall mean, when used with respect to any Person, that (a) such Person is not engaged in business or about to engage in business for which its total assets would constitute unreasonably small capital, (b) such Person will be able to pay its debts and other liabilities, whether fixed or contingent, as they mature, (c) such Person has access to adequate capital for the conduct of its businesses and the discharge of its debts incurred in connection therewith as such debts mature and (d) the present fair salable value of such Person's total assets (assuming an orderly liquidation and assuming such assets may be sold in part or in whole as a going concern) is not less than the amount that will be required to pay its probable liability on its debts and other liabilities, whether fixed or contingent, as they mature (the amount of contingent liabilities being computed at any time as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability).

         "SUBSIDIARY", as applied to any Person, shall mean any other Person a majority (by number of votes) of the Voting Stock of which is owned by such first-mentioned Person or by one or more Subsidiaries of such first-mentioned Person or by such first-mentioned Person and one or more other Subsidiaries of such first-mentioned Person.

         "TANGIBLE NET WORTH" shall mean, at any date, the Net Worth of any Person, minus the net book value of all assets of such Person, after deducting any reserves applicable thereto, which would be characterized as intangible under generally accepted accounting principles including, without limitation, good will, trademarks, trade names, service marks, brand names, copyrights, patents and unamortized debt discount and expense, organizational expense and the excess of the equity in any Subsidiary over the cost of the investment in such Subsidiary.

         "TENANT AGREEMENT" shall have the meaning specified in Section 1 and shall include the Tenant Agreement as from time to time amended or supplemented.

         "TREASURY RATE" shall mean at any time with respect to any Notes being prepaid or paid (whether on account of acceleration or otherwise), as the case may be, the arithmetic average of the two most recent yields to maturity on the United States Treasury obligation with a constant maturity (as compiled by and published by the United States Federal Reserve Statistical Release designated H.15(519) or its successor publication for the two business days next preceding the date of such prepayment or payment) most nearly equal to (by rounding to the nearest month) the Weighted Average Life to Maturity of the Notes then being prepaid or paid (whether on account of acceleration or otherwise).

         "VOTING STOCK" when used with reference to any Person, shall mean shares or other interests (however designated) of such Person having ordinary voting power for the election of a majority of the members of the board of directors (or other governing body of such Person), other than shares having such power only by reason of the happening of a contingency.

         "WEIGHTED AVERAGE LIFE TO MATURITY" of any Indebtedness or obligation shall mean, at any date, the number of years obtained by dividing the then Remaining Dollar-years of such Indebtedness or obligation by the then outstanding principal amount of such Indebtedness or obligation. For purposes of this definition, the "REMAINING DOLLAR-YEARS" of any Indebtedness or obligation shall mean, at any date, the total of the products obtained by multiplying (a) the amount of each then remaining installment or other required payment, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

         "YEAR 2000 COMPLIANT" means that neither the performance nor functionality of the operating systems for a Person's computer and all software applications that run on such computers is affected by dates prior to, during, spanning or after January 1, 1000, and shall include, but not be limited to (a) accurately processing (including, but not limited to calculating, comparing and sequencing) date and time data from, into, and between the years 1999 and 2000 and leap year calculations, (b) functioning without error, interruption or decreased performance relating to such date and time data, (c) accurately processing such date and time data when used in combination with other technology, if the other technology properly exchanges date and time data, (d) accurate date and time data century recognition, (e) calculations that accurately use same century and multi-century formulas and date and time values,
(f) date and time data interface values which reflect the correct century, and
(g) processing, storing, receiving and outputting all date and time data in a format that accurately indicates the century of the date and time data.

         10.2 OTHER DEFINITIONS. The terms defined in this Section 10.2, whenever used in this Agreement, shall, unless the context otherwise requires, have the respective meanings hereinafter specified.

         "THIS AGREEMENT" shall mean, and the words "HEREIN", "HEREOF", "HEREUNDER" and words of similar import shall refer to, this instrument as it may from time to time be amended or supplemented.

         "CORPORATION" shall include an association, joint stock company, business trust or other similar organization.

         "SHARES" of any Person shall include any and all shares of capital stock of such Person of any class or other shares, interests, participations or other equivalents (however designated) in the capital of such Person.

         10.3 ACCOUNTING TERMS AND PRINCIPLES. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles, all computations made pursuant to this Agreement shall be made in accordance with generally accepted accounting principles and all financial statements shall be prepared in accordance with generally accepted accounting principles.

11.      REMEDIES.

         11.1 EVENTS OF DEFAULT DEFINED; ACCELERATION OF MATURITY. If any one or more of the following events ("Events of Default") shall occur and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), that is to say:

                  (a) if default shall be made in the due and punctual payment of all or any part of the principal of, or Premium (if any) or interest on, any Note when and as the same shall become due and payable, whether at the stated maturity thereof, by notice of or demand for prepayment, or otherwise, and such default shall have continued for a period of three days;

                  (b) if a Default (as defined in the Lease) of Mercury under the Lease shall occur or if a default of the Company under the Lease shall occur;

                  (c) if an Event of Default (as defined in the Mortgage)shall occur;

                  (d) if default shall be made in the performance or observance of any covenant, agreement or condition contained in Section 1.01, 1.02, 1.03, 1.04, 1.05, 1.12, 1.17, 1.19, 1.20, 1.23 and Article 2 of
         the Mortgage, Section 6, 9, 11, 13 and 14 of the Assignment, Section 7, 9, 10, 11, 14, 15, and 16 of the Tenant Agreement, Section 3, 4.1, 4.2, 4.4, 4.5, 4.7, 4.8 and 5 of the Representation Letter or in Section 6, 7(b), 8, 9, 12, 15 and 28 hereof;

                  (e) if default shall be made in the performance or observance of any other of the covenants, agreements or conditions contained in this Agreement, the Mortgage, the Assignment, the Tenant Agreement, the Environmental Risk Agreement or the Representation Letter and such default shall have continued for a period of 30 days after the earlier to occur of (i) the Company's obtaining actual knowledge of such default or (ii) the Company's receipt of written notice of such default;

                  (f) if the Company or Mercury shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against the Company or Mercury in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, custodian, receiver, liquidator or fiscal agent of the Company or Mercury or of all or any substantial part of the properties of the Company or Mercury, or the Company or Mercury shall take any action looking to the dissolution or liquidation of the Company or Mercury;

                  (g) if, within 60 days after the commencement of an action against the Company or Mercury seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business or affairs of the Company or Mercury stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within 60 days after the appointment without the consent or acquiescence of the Company or Mercury of any trustee, custodian, receiver, liquidator or fiscal agent of the Company or Mercury or of all or any substantial part of the properties of the Company or Mercury, such appointment shall not have been vacated;

                  (h) if, under the provisions of any law for the relief or aid of debtors, any court or Governmental Authority shall assume custody or control of the Company or Mercury or of all or any substantial part of their respective properties and such custody or control shall not be terminated or stayed within 60 days from the date of assumption of such custody or control;

                  (i) if the Company or Mercury shall fail to make any payment due on any Indebtedness for borrowed money (other than the Notes issued hereunder) or in respect of the deferred purchase price of property or on any Guaranty of the foregoing or on any obligation under any lease (other than the Lease), including, without limitation, any Capital Lease, or under any conditional sale or other title retention agreement or shall fail to perform, observe or discharge any covenant, condition or obligation in any agreement securing or relating to the same; PROVIDED that, as applied to Mercury, the aggregate amount of such Indebtedness, purchase price of property, Guaranty, lease obligation or conditional sale or title retention agreement shall equal or exceed $250,000;

                  (j) if final judgment for the payment of money which, together with all other outstanding final judgments for the payment of money against the Company or Mercury, exceeds an aggregate of $250,000 (or, in the case of Mercury, $500,000) shall be rendered by a court of record against the Company or Mercury, and the Company or Mercury shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 60 days from the date of entry thereof and within such period of 60 days, or such longer period during which execution of such judgment shall have been stayed, move to vacate such judgment or appeal therefrom and cause the execution thereof to be stayed pending determination of such motion or during such appeal;

                  (k) if any representation or warranty made by the Company, herein or by the Company or Mercury in any of the other Operative Documents shall prove to have been false or incorrect in any material respect on the date as of which made, or shall have been breached in any material respect, as the case may be;

                  (l) if a default of the character specified in subdivisions
         (e), (g), (h) or (j) shall occur and, prior to the expiration of the grace period mentioned therein, a related judgment against the Company or Mercury remains unsatisfied, unsecured by bond and unstayed pending appeal shall have become effective, the result or effect of which judgment is to render the Company or Mercury unable to cure such default within such grace period, or any other event shall have occurred which has that result or effect or the Company shall have admitted its inability to cure such default within such grace period;

                  (m) if Mercury shall cease to own all of the outstanding membership units of the Company or if Mercury shall cease to be the managing member of the Company other than as permitted under Section
         1.19 of the Mortgage;

                  (n) if any license or permit now held or hereafter acquired by the Company or Mercury is lost, suspended, revoked or not renewed and such loss, suspension, revocation or non-renewal shall have a material adverse effect on the Mortgaged Property or any part thereof or interest therein or would result in a Material Adverse Change to the Company or Mercury;

                  (o) if at any time any of the Operative Documents for any reason expires, fails to be in full force and effect or shall be disaffirmed, repudiated, canceled or terminated or shall be or be declared to be unenforceable or null or void; or

                  (p) the failure of Mercury to maintain a minimum Tangible Net Worth of $54,450,000 on the date of the Closing (after giving effect to the transaction contemplated hereby) and commencing with November 2, 2000 and on each November 2 thereafter, a minimum Tangible Net Worth equal to the sum of (x) $54,450,000 plus (y) fifty percent (50%) of Mercury's cumulative positive Net Income since the date of the Closing;

                  (q) an Event of Default (as defined in that certain Note Purchase Agreement between you and Riverneck Road, LLC dated October 26, 1999) shall occur and be continuing; and

                  (r) the failure to obtain a certificate of compliance for the order of conditions identified on EXHIBIT 4.5 on or before June 1, 2000.

then, in the case of an Event of Default of the character described in subdivisions (a), (b), (c), (d), (e), (i), (j), (k), (1), (m), (n), (o), (p),
(q) or (r) of this Section 11.1 and at the option of the Required Holders exercised by written notice to the Company, the principal of all Notes shall forthwith become due and payable, together with interest accrued thereon, without presentment, demand, protest or additional notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith upon any such acceleration pay to the holder or holders of all the Notes then outstanding (i) the entire principal of and interest accrued on the Notes, and (ii) an amount equal to the Make Whole Amount with respect to such Notes, as liquidated damages and not as a penalty; PROVIDED that during the existence of an Event of Default of the character described in subdivision (a) of this Section 11.1 and irrespective of whether all of the Notes have been declared due and payable by the Required Holders, any holder of Notes who or which has not consented to any waiver with respect to such Event of Default may, at his or its option, by written notice to the Company, declare all Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable, together with interest accrued thereon, without presentment, demand, protest or additional notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith upon any such acceleration pay to such holder (i) the entire principal of and interest accrued on such Notes, and (ii) an amount equal to the Make Whole Amount with respect to such Notes, as liquidated damages and not as a penalty. Upon the occurrence of an Event of Default of the character described in subdivisions (f), (g) or (h) of this Section 11.1, the principal of all Notes shall forthwith become due and payable, together with interest accrued thereon (including any interest accruing after the commencement of any proceeding by or against the Company under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as a claim enforceable against the Company in such proceeding), without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and the Company shall forthwith upon any such acceleration pay to the holder or holders of all the Notes then outstanding (i) the entire principal of and interest accrued on the Notes, and (ii) an amount equal to the Make Whole Amount with respect to such Notes, as liquidated damages and not as a penalty.

         Notwithstanding the foregoing provisions, at any time after the occurrence of an Event of Default of the character specified in subdivisions
(f), (g) or (h) or of notice by the holder or holders of 51% or more in aggregate principal amount of the Notes at the time outstanding (excluding any Notes at the time owned by the Company or any Affiliate of the Company or Mercury) of an Event of Default of the character described in subdivisions (a),
(b), (c), (d), (e), (i), (j), (k), (1), (m), (n) (o), (p), (q) or (r) and before any judgment, decree or order for payment of the money due has been obtained by any holder or holders of the Notes, the holder or holders of 66-2/3% or more in aggregate principal amount of all Notes at the time outstanding (excluding any Notes at the time owned by the Company or any Affiliate of the Company) by written notice to the Company, may rescind and annul such Event of Default or notice of such Event of Default and the consequences thereof with respect to all of the Notes (including any Notes which were accelerated pursuant to the proviso in the next preceding paragraph) if: (1) the Company has paid a sum sufficient to pay for (any and all) all overdue installments of interest on all Notes at the rate specified in such Notes; (b) the principal of (and Premium, if any, on) any Notes which have become due otherwise than by such Event of Default or notice thereof and interest thereon at the rate specified in the Notes and (c) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate specified in the Notes; and (2) all Defaults and Events of Default, other than the non-payment of the principal of the Notes have been cured or waived as provided in Section 15. No such rescission shall affect any subsequent Default or impair any right consequent thereon.

         11.2 SUITS FOR ENFORCEMENT. In case any one or more of the Events of Default specified in Section 11.1 shall have occurred and be continuing, you or the holder of any Note may proceed to protect and enforce your or such holder's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement in this Agreement or in aid of the exercise of any power granted in this Agreement, or the holder of any Note may proceed to enforce the payment of such Note or to enforce any other legal or equitable right of the holder of such Note, including, without limitation, all rights of such holder under the Mortgage, the Assignment, the Tenant Agreement and/or the Environmental Risk Agreement. If the Company shall default in the payment of any principal of or Premium, if any, or interest on or other amount in respect of any of the Notes, it will pay to the holders thereof such further amounts, to the extent lawful, as shall be sufficient to pay the costs and expenses of collection, including reasonable counsel fees.

         11.3 REMEDIES CUMULATIVE. No remedy herein conferred upon you or the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

         11.4 REMEDIES NOT WAIVED. No course of dealing between the Company and you or the holder of any Note and no delay in exercising any rights hereunder or under any Note shall operate as a waiver of any of your rights or any rights of any holder of such Note.

         11.5 NOTICE OF ACTION BY NOTEHOLDERS OF CLAIMED DEFAULTS. If the holder or holders of any Notes shall accelerate the maturity thereof as provided in
Section 11.1, or if the holder of any Note or other obligation or security of the Company shall give any notice of a claimed default or Event of Default or shall take any other action with respect to a claimed default or Event of Default, forthwith upon obtaining knowledge thereof the Company will give each holder of any outstanding Notes written notice specifying such action and the nature and status of the claimed default or Event of Default.

12.      EXPENSES; INDEMNITY.

                  (a) Whether or not the transactions contemplated hereby shall be consummated, the Company will pay (i) the costs and expenses of preparing the Operative Documents and any other documents and instruments referred to herein or amendments hereof or thereof, (ii) the cost of obtaining a private placement number for the Notes from Standard and Poor's Corporation, (iii) the fees, expenses and disbursements of you, your special counsel and other counsel retained by you or the Company in connection with the transactions contemplated hereby, including, without limitation, any amendment of or waivers, consents or opinions under or with respect to any of the Operative Documents, (iv) any broker's, finder's or financial advisory fees, (v) the cost of the Company's performance of and compliance with the terms and conditions hereof and the other instruments mentioned herein, including, without limitation, insurance premiums, recording fees, filing fees, fees and expenses of engineers and other consultants and other costs related hereto and thereto, (vi) all expenses incurred by you in connection with the transactions contemplated hereby and in connection with the enforcement of any rights hereunder, including, without limitation, costs of collection and reasonable attorneys, fees and out-of-pocket expenses, (vii) the allocated costs and expenses of your in-house counsel in connection with the transactions contemplated hereby in any circumstance in which outside counsel is not engaged, including, without limitation, any amendments of or waivers, consents or opinions under or with respect to any of the Operative Documents,
         (viii) the cost of any appraisal, insurance, survey, site assessment, environmental audit, opinion or certificate required by the Operative Documents and (ix) the fees, expenses and disbursements described in section 28 hereof.

                  (b) The Company will indemnify each holder of a Note, its directors, officers, agents and employees and each Affiliate of each such holder (and the respective directors, officers, agents, and employees of each such Affiliate) and hold each such Person harmless from and against any and all claims, damages, liabilities and expenses (including, without limitation, all reasonable fees and disbursements of counsel with whom any such Person may consult in connection therewith and all expenses of litigation or preparation therefor) which any such Person may incur or which may be asserted against any such Person in connection with the negotiation, execution and delivery of the Operative Documents and the consummation of the transactions contemplated thereby, including, without limitation, any and all claims for or on account of (i) brokers' or finders' fees or commissions or financial advisory fees with respect to the transactions contemplated by the Operative Documents or (ii) any bodily injury or death or property damage occurring in or upon the Mortgaged Property through any cause.

                  (c) The covenants contained in subdivisions (a) and (b)of this
         Section 12 shall survive the payment of the Notes and termination of this Agreement and the other Operative Documents.

13.      REGISTRATION, TRANSFER AND EXCHANGE OF NOTES, MINIMUM DENOMINATIONS,
ETC.

                  (a) All Notes issued hereunder shall be issued in registered form. The Company shall keep at its principal office a register in which, subject to such reasonable regulations as it may prescribe, but at its expense (other than transfer taxes, if any), the Company shall provide for the registration and transfer of the Notes.

                  (b) Whenever any Note or Notes shall be surrendered by the holder thereof at the principal office of the Company for transfer or exchange, the Company at its expense will execute and deliver in exchange therefor a new Note or Notes as may be requested by such holder, in the same aggregate unpaid principal amount as the aggregate unpaid principal amount of the Note or Notes so surrendered, PROVIDED that any transfer tax relating to such transaction shall be paid by the holder requesting the exchange. Each such new Note shall be in registered form, shall be dated as of the date to which interest has been paid on the unpaid principal amount of the Note or Notes so surrendered (or dated the date of the surrendered Note if no interest has been paid thereon), and shall be in such principal amount and registered in such name or names as such holder may designate in writing. No reference need be made in any such new Note to any prepayments of principal previously due and paid upon the Note or Notes surrendered for exchange.

                  (c) The Company may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of the principal of, Premium, if any, and interest on such Note and for all other purposes, whether or not such Note be overdue, and the Company shall not be affected by any notice to the contrary.

                  (d) The Company shall not be obligated to issue to any Person any Note in a denomination of less than $500,000 unless the aggregate principal amount of all Notes held or to be held by such Person and its Affiliates is less than $500,000 or such Person is acquiring all of the Notes held by any other Person and the Affiliates of such other Person (in which case, the Company shall issue a Note in such aggregate denomination as the Notes held or to be acquired.

14. REPLACEMENT OF NOTES. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of any Note and (in case of loss, theft or destruction) an indemnity satisfactory to it, and upon surrender and cancellation of such Note, if mutilated, the Company at its expense will execute and deliver in lieu of such Note a new Note of like tenor, except that no reference need be made in such new Note to any prepayments of principal previously due and paid upon the Note in lieu of which such new Note is executed and delivered. Any such new Note shall be dated as of the date to which interest has been paid on the unpaid principal amount of the Note in lieu of which such new Note is executed and delivered (or dated the date of the Note in lieu of which such new
Note is executed and delivered if no interest has been paid thereon). The term "outstanding" when used in this Agreement with reference to the Notes as of any particular time shall not include any Note in lieu of which a new Note has been executed and delivered by the Company in accordance with provisions of this
Section 14. Your indemnity agreement or affidavit of lost Notes or the indemnity agreement or affidavit of lost Notes of any other institutional holder of the Notes, in form reasonably satisfactory to the Company, shall constitute indemnity or evidence of loss, theft, destruction or mutilation of any Note, as the case may be, satisfactory to the Company for the purpose of this Section 14.

15.      AMENDMENT AND WAIVER.

                  (a) Until the purchase of Notes to be made hereunder shall have been made, any term, covenant, agreement or condition of the Operative Documents may be amended, or compliance therewith may be waived, by written instrument signed by the parties hereto.

                  (b) Any term of the Agreement and, unless explicitly provided otherwise therein, any term of the Operative Documents may, with the consent of the Company, be amended, or compliance therewith may be waived, in writing, only by the Required Holders entitled to the benefits of such term, PROVIDED that (i) without the consent of the holders of all of the Notes at the time outstanding, no such amendment or waiver shall (A) change the amount of the principal of or any rate of interest on Premium payable with respect to any of the Notes or change the payment terms of any of the Notes, or, except for the Subordination Agreement, subordinate the obligation of the Company to pay any amount due on the Notes to any other obligation, or (B) change the percentage of holders of Notes required to approve any such amendment, effectuate any such waiver or accelerate payment of the Notes and (ii) no such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

                  (c) The Company will not solicit, request or negotiate for or with respect to any proposed waiver, change, amendment or discharge of any of the provisions of the Operative Documents unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver, change, amendment or discharge effected pursuant to this
         Section 15 shall be delivered by the Company to each holder of Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the Notes. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Notes as consideration for or as an inducement to the entering into by any holder of the Notes of any waiver, change, amendment or discharge of any of the terms and provisions of the Operative Documents unless such remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.

                  (d) Any waiver, change, amendment or discharge pursuant to this Section 15 shall apply equally to all the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company.

                  (e) In determining whether the holders of the requisite principal amount of outstanding Notes have given any authorization, consent or waiver, Notes owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be outstanding.

16. METHOD OF PAYMENT OF NOTES. Irrespective of any provision hereof or of the Mortgage or of the Notes to the contrary, so long as you or any other institution shall hold any Note, the Company will make all payments of the principal of and Premium, if any, and interest on such Note to you or such other institution by the method and at the address for such purpose specified in
SCHEDULE I attached hereto or as specified by such other institution, or by wire transfer or by payment in immediately available funds or at such other address within the continental United States as you or such other institution may designate in writing, without requiring any presentation or surrender of such Note, except that any Note paid or prepaid in full shall be surrendered to the Company and canceled.

17. LIABILITIES TO SUBSEQUENT HOLDERS. Neither this Agreement nor any disposition of any of the Notes shall be deemed to create any liability or obligation on your part to enforce any provision hereof or of any of the Notes for the benefit or on behalf of any other Person who may be the holder of any such Note.

18. TAXES, ETC. The Company will pay all taxes, recording and filing fees, transfer and documentary stamp and similar taxes (including interest and penalties) which may be payable in respect of the execution and delivery of this Agreement and each of the other Operative Documents, the consummation of the transactions contemplated hereby and thereby and in respect of any amendment of or waiver under or with respect hereto and thereto, except that the Company shall not be required hereby to pay any income taxes imposed on any holder of any Notes; the Company will save you and all subsequent holders of the Notes harmless against any loss or liability resulting from non-payment or delay in payment thereof. The obligations of the Company under this Section 18 shall survive the payment of the Notes and the termination of this Agreement and the other Operative Documents.

19. COMMUNICATIONS. All communications provided for herein shall be delivered or mailed addressed as follows:

                  (a)  If to the Company, to it at the following address:

                                   199 Riverneck, LLC
                                   199 Riverneck Road
                                   Chelmsford, MA 01824

                           with a copy to

                                   Hutchins, Wheeler & Dittmar
                                   a professional corporation
                                   101 Federal Street
                                   Boston, MA  02110
                                     Attn:  Anthony Medaglia, Esq.

                  (b)  If to you, to you at the address set forth in the
         SCHEDULE I attached hereto;

                           with a copy to

                                   Choate, Hall & Stewart

                                   Exchange Place
                                   53 State Street
                                   Boston, MA  02109
                                     Attn:  Frank B. Porter, Jr., Esq.

                  (c) If to any other Person who is a holder of any Note, at the address furnished by such Person to the Company.

         The address of any Person referred to above may be changed at any time and from time to time and shall in each case be the most recent such address furnished in writing by such Person to the other Persons referred to above. Any communication provided for herein shall become effective only upon and at the time of receipt by the Person to whom it is given, unless such communication is mailed by certified mail, in which case it shall be deemed to have been received on (x) the fifth business day following the mailing thereof, or (y) the day of its receipt, if a business day, or the next succeeding business day, whichever of (x) or (y) is earlier.

         Reference is made to the other Operative Documents for communications provided for therein.

20. SURVIVAL OF AGREEMENTS, REPRESENTATIONS AND WARRANTIES, ETC. All agreements, representations and warranties contained herein or made in writing by or on behalf of the Company in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the other Operative Documents, the issue, sale and delivery of the Notes and payment therefor, any disposition thereof by you, and any investigation at any time made by you or on your behalf. All statements contained in any report, memorandum, data or certificate delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby or pursuant hereto shall constitute representations and warranties by the Company under this Agreement and shall be subject to the terms of this Section 20.

21. RECORDING FEES. The Company will pay all fees (including interest and penalties) including, without limitation, all recording and filing fees, any mortgage taxes, and similar fees, which may be payable in respect of the execution and delivery of this Agreement and each of the other Operative Documents.

22. SUCCESSORS AND ASSIGNS; RIGHTS OF OTHER HOLDERS. This Agreement and the other Operative Documents shall bind and inure to the benefit of and be enforceable by the Company and you, successors to the Company and your successors and assigns, and, in addition, shall inure to the benefit of and be enforceable by each holder from time to time of any Notes who, upon acceptance of such Notes, shall be entitled to enforce the provisions and enjoy the benefits hereof and thereof. The Company may not assign any of its rights or obligations hereunder or under any of the other Operative Documents without the written consent of the holders of the Notes.

23. PURCHASE FOR INVESTMENT. You represent and warrant (a) that you have been furnished with all information that you have requested from the Company for the purpose of evaluating your proposed acquisition of the Notes, (b) that you will acquire the Notes to be purchased by you for your own account and not with a view to or for sale in connection with any distribution in any manner that would violate applicable securities laws, but without prejudice to your rights to dispose of the Notes to be purchased by you or a portion thereof to a transferee or transferees, in accordance with such laws if at some future time you deem it advisable to do so. The acquisition of the Notes by you at the Closing shall constitute your confirmation of the foregoing representations and warranties. You understand that the Notes are being sold to you in a transaction which is exempt from the registration requirements of the Securities Act of 1933, as amended.

24. DISCHARGE; REINSTATEMENT. If the Company shall pay in full the Notes or cause them to be paid in full, or if the Notes shall otherwise have been paid in full, then this Agreement and the other Operative Documents and the rights hereby granted shall cease, terminate and be void (except as set forth in Sections 12 and 18). Notwithstanding the provisions of this Section 24 or any provision to the contrary contained in any of the other Operative Documents, each of the Operative Documents shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by any holder of Notes in respect thereof is rescinded or must otherwise be restored or returned by such holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of or upon the appointment of any intervenor or conservator of, or trustee or similar official for, the Company or any other Person or any substantial part of their respective properties, or otherwise, all as though such payments have not been made.

25. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE HOLDERS OF THE NOTES FROM TIME TO TIME IRREVOCABLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY COURT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST THE COMPANY IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR UNDER ANY OF THE OTHER OPERATIVE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THEREBY.

26. RERECORDING, ETC. The Company agrees to cooperate with the holders of the Notes in rerecording and refiling the Mortgage and the Assignment, and any notice of lease and the Tenant Agreement, and in causing continuation statements with respect to any related financing statements to be filed whenever and wherever necessary in order to preserve and protect the lien of the Mortgage and the validity of the Lease, the Assignment and the Tenant Agreement.

27. MISCELLANEOUS. Each of the Operative Documents and (unless otherwise provided) all amendments thereof, supplements thereto and waivers and consents thereunder shall be governed by the laws of The Commonwealth of Massachusetts. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement, together with the other Operative Documents, embodies the entire agreement and understanding between you and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any provision in this Agreement or any of the other Operative Documents shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement may be executed in any number of counterparts and separate counterparts, all of which together shall constitute one and the same instrument.

28.      EXECUTION OF TRUST INDENTURE AND AMENDMENTS.

         The transaction contemplated by this Agreement has been structured with you and your Affiliates holding all of the Notes. This has been done to accommodate the Company so that the Company might incur lower transaction costs for closing the transaction. In the event that you decide to use a collateral trustee in the future, within ten (10) Business Days of your written request, the Company shall execute a trust indenture among you and any other holders of Notes, the Company and a collateral trustee, selected by you, and such amendments to the Operative Documents as you may request, all in substance and form satisfactory to you, to implement a revised structure using a collateral trustee. Without limiting section 12 hereof, whether or not the transaction using the trust indenture shall be consummated, the Company shall pay (i) the costs and expenses of preparing such trust indenture and the amendments to all of the Operative Documents and any other documents and instruments in connection therewith, (ii) the costs of obtaining any necessary private placement numbers for the Notes from Standard and Poor's Corporation, (iii) the fees, expenses, and disbursements of you, your special counsel and other counsel obtained by you or the Company in connection with such a transaction, (iv) the cost of all reporting fees, filing fees, and fees and expenses and other costs related thereto, and (v) all expenses incurred by you, any such collateral trustee and any other holder of the Notes in connection with such a transaction.

                                 [End of Page.]

       Signature Page of Note Purchase Agreement with 199 Riverneck, LLC.

         If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this letter, whereupon this letter shall become a binding agreement between you and the Company.
Please then return one of such counterparts to the Company.


                                    Very truly yours,


                                    199 RIVERNECK, LLC

                                    By:    Mercury Computer Systems, Inc.
                                           its managing member


                                           By:  /s/ G. Mead Wyman /s/
                                                --------------------------------
                                                Name: G. Mead Wyman
                                                Title: Senior Vice President and
                                                       Treasurer





The foregoing Agreement is hereby
agreed to as of the date thereof.

MASSACHUSETTS MUTUAL LIFE
  INSURANCE COMPANY

By:    /s/ Richard C. Morrison /s/
       --------------------------------
Title: Managing Director
       --------------------------------

       Signature Page of Note Purchase Agreement with 199 Riverneck, LLC.

         If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterparts of this letter, whereupon this letter shall become a binding agreement between you and the Company.
Please then return one of such counterparts to the Company.


                                    Very truly yours,


                                    199 RIVERNECK, LLC

                                    By:    Mercury Computer Systems, Inc.
                                           its managing member


                                           By:  /s/ G. MEAD WYMAN /s/
                                                -------------------------------
                                                Name:  G. Mead Wyman
                                                Title: Senior Vice President and
                                                       Treasurer





The foregoing Agreement is hereby
agreed to as of the date thereof.

C.M. LIFE  INSURANCE COMPANY

By:    /s/ Richard C. Morrison /s/
       --------------------------------
Title: Managing Director
       --------------------------------